OMB Approval_______________
OMB Number: 3235-0064
Expires: April 30, 2009
Estimated average burden
hours per response............. 36

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10

GENERAL FORM REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934

FROMEX EQUITY CORP.
(Exact name of registrant as specified in its charter)

Delaware	13-3579974
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No)

271 North Avenue 5th Floor	New Rochelle, NY 10801
(Address of Principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 636-3432 X 101

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, Par Value $.01 Per Share
Title of Class

Persons who respond to the collection of information in this form are not required to respond unless the form displays a currently valid OMB number.

Item 1. Business

Organization of the Company

Fromex Equity Corp. (the “Company” or “Fromex”) was incorporated in the State of Delaware on August 31, 2005 as a wholly owned subsidiary of FRMO Corp. (“FRMO”). Fromex has a fiscal year ending on the last day of February, as does its parent company FRMO. As of February 28, 2006 Fromex had 14,400,000 shares of common stock, par value $.01 per share, issued and outstanding all of which are owned by FRMO, for which it paid $844,000, $144,000 for the par value and $700,000 for Fromex’s capital in excess of par value.

Spin-off of Fromex

Originally on August 31, 2005, FRMO filed Form 8-K with the Securities and Exchange Commission disclosing the formation of Fromex and the intended distribution to FRMO shareholders of 5% of the Fromex shares. In subsequent Form 8-K information filings it was announced that the timing and precise form of the spin-off would be postponed until a better procedure was identified for resolving the problem created by the new accounting rule (EITF 03-16). That rule, which was effective from and after September 1, 2004, mandated a change in the accounting policy for reporting revenue from FRMO’s 8.4% interest in Kinetics’ Advisers, LLC (“Kinetics”) from the cost (cash) method to the equity (accrual) method, as reported in FRMO’s Form 8-K dated June 16, 2005. For a variety of reasons, including the Kinetics practice, as a private company, of using the cash-basis method of accounting and the difficulty of securing audited and accrual-basis financial statements suitable for a public reporting company, FRMO could not itself report accrual-basis financial statements.

On December 9, 2005 the Board of Directors of FRMO authorized the preparation of this Form 10 Registration Statement for the shares of common stock of Fromex pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”). The Board of Directors of FRMO has adopted resolutions to distribute, 15 business days after the date on which this Registration Statement becomes effective, to its shareholders as of the close of business on October 30, 2006 or such other date as may be determined based on said effective date (the “record date”), one share of Fromex common stock for each 50 shares of FRMO common stock then outstanding. FRMO has 36,137,774 shares of common stock presently outstanding which means that approximately 720,000 shares of Fromex common stock (taking into consideration the payment of cash for fractional shares) will be distributed, representing 5% of the 14,400,000 shares of Fromex issued and outstanding.

Control Group

Murray Stahl and Steven Bregman are the Chairman and President of both FRMO and Fromex. They are principal persons in the Stahl-Bregman Group which controls FRMO and, after the spin-off distribution date, will control Fromex. 28,883,274 shares of common stock of FRMO are owned by the Stahl Bregman Group, which will receive 577,665 shares of Fromex in the distribution. The Stahl Bregman Group, includes Murray Stahl, Steven Bregman, John Meditz, Peter Doyle, Catherine Bradford, Thomas C. Ewing and Katherine Ewing. See Item 4 below at page 11.

Description of Business of Fromex

Fromex has entered into a contract with FRMO to perform consulting and management services to FRMO for which FRMO has agreed to pay Fromex ten (10%) percent of the cash receipts which FRMO receives from its customers during the term of the agreement (the “Consulting Agreement”). The term of the Consulting Agreement is from December 1, 2005 until February 28, 2007 and for each twelve (12) month period thereafter unless terminated or amended by an instrument in writing signed by both parties on or before January 15 preceding the end of a respective term.

Fromex’s services include the administrative aspect of FRMO’s business activities such as operations, bookkeeping, personnel responsibilities and periodic consulting with the FRMO’s chief financial officer, but do not include the research, business development activities or the services rendered by FRMO itself to its customers, which produce FRMO’s cash receipts. FRMO shall pay to Fromex as its compensation an amount equal to 10% of total cash receipts that FRMO receives from its customers during the term of the Consulting Agreement. Said compensation is based only on the money received by FRMO in each three (3) month period beginning December 1, 2005 and shall not include a percentage of any receivable or accrual until the amount is actually received by FRMO. The payment of such compensation shall be made on or before the close of the month following the end of said three month period.

The first accounting period was the three months which commenced December 1, 2005 and ended February 28, 2006, for which Fromex received $117,013 on March 24, 2006, based on the following cash receipts of FRMO in that quarterly period. In addition, the FRMO cash receipts in the 1st Quarter of Fromex’s current fiscal year, namely from March 1, 2006 to May 31, 2006 were as set forth below and Fromex received the $162,073 for that quarter on June 23, 2006.

FRMO’s Cash Receipts From:	12/1/05 - 2/28/06	3/1/06 - 5/31/06
Kinetics Advisers’ Hedge Funds	$959,311	$842,637
Kinetics Paradigm Mutual Fund	174,332	308,544
Sub - Advisory Fees	0	317,935
Other Fees	36,491	151,617
Total	$1,170,134	$1,620,733

10% payable to Fromex	$117,013	$162,073

FRMO’s cash receipts have been increasing in its last two fiscal years, which are set forth below to illustrate its growth, but past performance is no guaranty of future results:

FRMO’s Cash Receipts From:	3/1/04 - 2/28/05	3/1/05 - 2/28/06
Kinetics Advisers’ Hedge Funds	$274,728	$1,978,026
Kinetics Paradigm Mutual Fund	118,394	410,020
Sub-Advisory Fees	(9,335)	74,770
Other Fees	134,308	142,925

Total	$518,095	$2,605,741

Fromex did not receive 10% of the cash receipts in those two fiscal years except for the last quarter of Fiscal February 28, 2006 as shown above.

The business of FRMO, on which Fromex receives its 10% of cash receipts, is as an intellectual capital firm. FRMO’s research and business development activities focus on the analysis of public companies within a framework of identifying investment strategies and techniques that reduce risk. Its business includes the identification of assets, particularly in the early stages of the expression of their ultimate value, and the participation with them in ways that are calculated to increase the value of the interest of FRMO’s shareholders. Such assets include, but are not limited to, those whose value and earnings are based on intellectual capital.

FRMO’s fees derive from assets managed by other parties based on the research of the Horizon Research Group, composed of the same principals who are the officers of FRMO. The three programs significant to FRMO’s fees are:

(i) Kinetics Advisers’ Hedge Funds. FRMO has an 8.4% equity interest, which it acquired for common stock, in Kinetics Advisers’ LLC, which controls and provides investment advice to hedge funds which were small when FRMO acquired its interest but which have been expanding dramatically. On a cumulative basis over its 5 year - 4 month period from inception through December 31, 2005, the domestic portion of the hedge fund returned 152% whereas the S&P 500 Index lost 11%. In the period from January 1, 2005 to May 31, 2006 the domestic portion of the hedge fund returned 15.6% compared to 2.6% for the S&P 500 Index.

(ii) Kinetics Paradigm Mutual Fund. FRMO acquired for its common stock 100% of the research fees to which Horizon Research Group is entitled from the open-end mutual fund Kinetics Paradigm Fund (trading symbol WWNPX). That fund was small when the acquisition was made but it has grown significantly based on its performance. Kinetics Paradigm Fund was assigned a five-star rating by Morningstar, Inc. in May 2003, the first time it became eligible for rating, and has continued to receive that highest Morningstar rating.

In the period of three years from June 1, 2003 to May 31, 2006, on a cumulative basis, Kinetics Paradigm Fund has returned 93% whereas the S&P 500 Index returned 39%.

(iii) Sub-Advisory Fees. On June 1, 2004, FRMO acquired for common stock a one-third interest in the Sub-Advisory Fee Revenue that Horizon Asset Management, Inc. receives in its sub-advisory program for a large investment firm. Under this program, Horizon Asset Management, Inc. provides investment advisory services to certain clients of the investment firm, its fees being calculated on the basis of assets under management. While the assets under management in this program were quite modest at the time of acquisition, they have expanded significantly as shown below. The five year investment returns of the strategy utilized by this program through December 2005 amount to about 12% per year versus the approximately 0.5% for the S&P 500 Index over the same period.

FRMO’s fees which are received under these three programs, and therefore Fromex’s 10% share of the cash receipts therefrom, are based on the assets under management. The approximate net asset levels for these three programs at specific dates are presented below. All three have continued to produce portfolio-level investment returns in the double-digit range, which appear to be the critical requirement for continued asset accumulation. This past performance, however, is not a guaranty of future result.

	Asset Levels in Millions (000,000 omitted)
Program	December 31, 2004	December 31, 2005		May 31, 2006__
Kinetics Advisers’ Hedge Funds	$960	$	l,600	$2,125
Kinetics Paradigm Fund	125		525	965
Sub-Advisory Program	100		685	980
Total	$1,185		$2,810	$4,070

FRMO also receives other fees from two sources; from a consulting agreement with a hedge fund that pays FRMO about $35,000 per year for access to consultation with FRMO’s officers and from a small interest in the subscription revenues of an investment research publication. These two sources of cash receipts have been small and are not expected to grow or be significant in FRMO’s future revenue stream.

Fromex’s Other Business Activities.

While the foregoing 10% interest of Fromex in FRMO’s cash receipts constituted all of Fromex’s revenue from inception on August 31, 2005 to May 31, 2006, future revenues are expected to be derived from Fromex’s new business development activities, one of which has already been launched, and one which is in the planning stage.

(i) Horizon Global Advisers, LLC is a registered United States investment adviser organized in Delaware (“Horizon Advisers”) and acts as the investment manager for Horizon Global Advisers Fund, plc (“Horizon Fund”) which has been established as an open-ended variable capital investment company incorporated with limited liability in Ireland. The Horizon Fund is constituted as an umbrella fund insofar as its share capital will be divided into different series of shares with each series of shares representing a separate portfolio of assets, and comprising a separate sub-fund (a “Fund”) of the Horizon Fund. The first of said sub-funds, Horizon Opportunistic Value Fund, has been listed for trading on the Irish Stock Exchange. Horizon Advisers has commenced operations and managed over $70 million in assets as of May 31, 2006. It is anticipated that Horizon Advisers will receive management fees from Horizon Fund based on assets under management. FRMO owns 60% of Horizon Advisers and will receive 60% of the fees distributed by Horizon Advisers. FRMO transferred and assigned to Fromex for $250,000, a 66 2/3% revenue interest in those fees as and when received by FRMO in perpetuity. FRMO contributed the $250,000 to Fromex as additional paid-in-capital.

(ii) Croupier Offshore Fund, Ltd. is the second new development in which Fromex is participating (the “Croupier Fund”). This is a hedge fund recently incorporated under the Companies Law of the Caymen Islands. Horizon Asset Management, Inc. (“Horizon Management”) serves as the investment manager and is responsible for managing the portfolio of the Croupier Fund. The investment objective of this hedge fund is to achieve long-term capital appreciation. It will seek to achieve this objective by investing in publicly traded entities that generate revenue primarily by facilitating transactions between other parties including, among other types, stock exchanges, custodial banks, gaming companies, asset management companies, rating agencies, business service companies and payment processing firms. The business model for the fund is less concerned with the qualitative outcome of the underlying transactions but rather with the frequency of such transactions. Such entities, described as “croupiers” by the Fund have largely fixed cost structures with minimal variable expenses, characteristics that may produce earnings that fluctuate over time, thereby creating both long and short opportunities for the Fund in the same issuer.

Horizon Management is a New York corporation registered as an investment adviser with the SEC under the Advisers Act of 1940. Its analysts utilize a variety of long and short strategies in providing investment research to other managers of approximately $4 billion in assets. Horizon Management has entered into a placement agreement with UOB Global Equity Sales, LLC, a New York limited liability company (“UOB Global Equity”) to provide marketing services, investor relations and support services related to the Croupier Fund. UOB Global Equity is a registered broker-dealer and a member of the United Overseas Bank Group.

As of May 31, 2006 the Croupier Fund had a very modest amount of assets under management. Fromex is negotiating with Horizon Management to acquire a revenue interest in the net fees it will receive from the Croupier Fund. There is no assurance, however, as to when or if this will be accomplished.

Marketing

Currently, the marketing of the Company’s services and the development of new programs are by the officers of the Company.

Competition

The company’s business activities are founded on the independent research experience of its personnel who provide in-depth analysis of information-poor, under-researched or complex companies and securities, and develop related strategies that can offer an advantage to the investor. This research is distinct from, but competes with, the traditional “sell side” research supported by the trading commissions and corporate finance fees of brokerage firms that produce the great majority of “Wall Street” research. The Company is small in relation to such competitors but its services and programs are designed to reach a niche market of sophisticated analysts and accredited investors.

Trademarks

None.

Employees

From inception of the Company (August 31, 2005) through July 31, 2006 the Company had no paid employees other than its three officers, whose compensation has been contributed by them to the capital of Fromex.

Regulatory Laws.

The Company is in compliance with the regulatory laws that relate to its business activities. Its operations do no fall within the definition of an investment company so as to require it to register under the Investment Company Act of 1940.

Item 1A. Forward-Looking Statements and Risk Factors

Some of the information on this Form 10, including the risk factors listed below, contain “forward looking statements” that involve risk and uncertainties. “Forward-looking statements” are those that relate to continuing business and the Company’s future financial performance. In many cases, forward-looking statements can be identified by words such as “anticipate”, “believe”. “continue”, “estimate”, “expect”, “may”, “plan”, “potential”, “predict”, “should”, “will”, or the negative of such words and other comparable terminology that bespeak of the future rather than historical fact.

Undue reliance should not be placed on these statements, which speak only as of the date that they were made. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this Form 10. The Company does not undertake any obligation to publicly update any revisions to forward-looking statements to reflect later circumstances or to reflect the occurrence of unanticipated events.

The Company believes it is important to communicate its expectations to shareholders. However, there may be events in the future that management is not able to predict accurately or over which it has no control. The risk factors listed below, as well as any cautionary language in this Form 10 provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described in the forward-looking statements.

The Company’s common stock has never been publicly traded, the price may fluctuate significantly and a market may not develop for its shares.

There has never been a market for the common stock of Fromex. and trading on the NASDAQ Bulletin Board, for which the Company intends to apply, may not happen promptly or at all. An active trading market may not develop even if listed on the NASDAQ Bulletin Board or, if developed, may not be sustained.

Because FRMO will continue to own more than 50% of the Company’s common stock, other shareholders may have no effective voting power or control over the Company’s affairs or decisions.

After the distribution date of the spin-off, FRMO will continue to own 95% of the issued and outstanding shares of common stock of Fromex and the other shareholders will effectively have no control over the Company’s operations or future business decisions. FRMO’s management control over the Company’s affairs will include the power to (i) elect directors, (ii) appoint management and (iii) approve, without a shareholder’s meeting or vote, any action that usually requires shareholder authorization, including the adoption of amendments to the certificate of incorporation and approval of mergers or sales of substantially all of the Company’s assets. FRMO, in turn, is controlled by the Stahl-Bregman Group. See Item 4 below.

Because the Company may, at some time in the future, issue additional securities, shareholders are subject to dilution of their ownership.

Although the Company has no present intention to raise additional capital through the issuance of additional shares of common stock, it may at some time in the future do so. Any such issuance would likely dilute shareholders’ ownership interest in the Company and may have an adverse impact on the price of the Company’s common stock. The Company does not presently have a Stock Option Plan for key management personnel but may adopt one in the future and the exercise of options issued under the plan will also dilute the shareholders’ ownership interest.

Government regulations and legal uncertainties may place financial burdens on the Company’s business.

The Company ultimately derives its revenue from investment management fees, a business which is currently subject to federal and state laws and regulations. Moreover new laws and regulations may be adopted which will adversely affect the revenue of the Company as well as the Company’s ability to be profitable on its business development programs. These factors may place additional burdens on the Company’s business, decrease revenues and impede its growth.

The Company’s revenues are derived from its agreements with FRMO and the development of business activities in the financial sector by members of the Stahl-Bregman Group.

The executive officers of the Company are the principal beneficial owners in the Stahl-Bregman Group, which controls Fromex, FRMO, Horizon Global Advisers, LLC and Horizon Asset Management, Inc. The agreements with these entitles provide the present revenue of the Company. A decline in the capital markets may adversely affect the Company’s revenues. However additional business development programs, like the Croupier Fund, and the growth of existing programs may increase the revenue of the Company but that outcome depends in large part on future decisions of the Stahl-Bregman Group, which cannot be assured.

Item 2. Financial Information

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

All statements contained herein that are not historical facts, including but not limited to, statements regarding future operations, financial condition and liquidity, capital requirements and the Company’s future development plans are based on current expectations. These statements are forward looking in nature and involve a number of risks and uncertainties. Actual results may differ materially. Among the factors that could cause actual results to differ materially are the following: changes in the financial markets, and other risk factors described herein and in the Company’s reports to be filed from time to time with the Commission. The discussion and analysis below is based on the Company’s Financial Statements and related Notes thereto included herein and incorporated herein by reference.

OVERVIEW

Fromex presently generates revenues from its Consulting Agreement with FRMO whereby it receives ten percent of the cash receipts which FRMO receives from its customers. FRMO receipts include (i) fees received from Kinetics Advisers Hedge Funds, Kinetics Paradigm Mutual Fund and Sub-Advisory fees from a large investment firm, as described in Item 1 above and (ii) to a lesser extent, about $35,000 per year received from a consulting agreement with Santa Monica Partners and a small interest in the subscription revenues of an investment research publication (FRMO’s “Other Fees”). Revenues of Fromex from the Consulting Agreement may vary substantially from period to period depending on when FRMO actually receives the fees, which are subject to the 10% payment.

On December 6, 2005, FRMO transferred and assigned to Fromex for $250,000, a 66 2/3% revenue interest in fees which FRMO will receive from Horizon Global Advisers, LLC (“Horizon Advisers”) in perpetuity. Horizon Advisers is an investment management firm in which FRMO owns a 60% equity interest. As of May 31, 2006, no management fees were received by FRMO from Horizon Advisers but it is anticipated that Horizon Advisers will receive management fees in calendar year 2006 a portion of which will be distributed to FRMO on account of its 60% equity interest, no part of which is also subject to a 10% payment under the Consulting Agreement, but two thirds of which is payable to Fromex on account of its revenue interest.

Fromex will seek to acquire other interests in the management fees of entities which provide investment advice or management to funds of assets under management. One such effort is the current negotiation with Horizon Asset Management, Inc. described in Item 1 with respect to the Croupier Fund.

RESULTS OF OPERATIONS

First Fiscal Year Ended February 28, 2006 (August 31, 2005 (Inception) to February 28, 2006).

This is the Company’s first accounting period in which it received revenue since its incorporation. Fromex’s revenues from continuing operations were $117,013, all of which were generated from the Consulting Agreement as set forth in Item 1 above. Its expenses were $20,000 for accounting, $2,000 for shareholder reporting, $5,833 for amortization of investments, $21,875 for the non-cash compensation of its executive officers and $3,251 for miscellaneous expenses, for a total of $52,959 of expenses, leaving $64,054 as income from operations before interest income and provision for income taxes. Interest income was $1,316 and after a $23,000 provision for income taxes, Fromex earned net income of $42,370 or $0.003 per share on the 14,400,000 shares of common stock issued and outstanding.

Three Months Ended May 31, 2006

The company’s revenues from continuing operations in this period were $162,073, all of which were generated from the Consulting Agreement as set forth in Item 1 above. Expenses were $5,000 for accounting, $3,000 for shareholder reporting, $18,750 for the non-cash compensation of its executive officers, $6,250 for amortization of intangible assets and $251 for miscellaneous expenses, for a total of $33,25l of expenses, leaving $128,822 as income from operations before interest income and provision for income taxes. Interest income was $1,376 and after a $59,300 provision for income taxes, Fromex earned net income of $70,898 or $0.005 per share on the 14,400,000 shares of common stock issued and outstanding.

LIQUIDITY AND CAPITAL RESOURCES

In the year ended February 28, 2006 the Company provided net cash of $1,316 from operating activities and $306,219 from financing activities resulting in cash at the end of its first accounting period of $307,535. At the close of the first quarter of the current fiscal year, May 31, 2006, the cash on hand has increased by $600,168 to $907,703. This increase came from net cash of $62,387 provided from operating activities and $537,781 from financing activities. The Company expects to have continuing net cash provided from its operating activities as the management and advisory fees, which generate Fromex’s revenues, and are derived from assets under management, increase in existing funds and new funds in which Fromex has the revenue interests described in Item 1 above.

The Company believes that its present cash resources and cash available from operations over the next 12 months will be sufficient to cover its operating expenses and provide for the continued expansion of its business.

Qualitative Disclosures of Market Risk

None other than the risk factors described at page 8 above.

Item 3.  Properties

None.

Item 4. Security Ownership of Certain Beneficial Owners and Management

The table below shows the beneficial ownership of the common stock, par value $.001 per share, of FRMO Corp. as of August 10, 2006 and after the distribution of the Company’s common stock, the ownership of Fromex common stock, par value $.01 per share, to be distributed by FRMO Corp. by (i) each person who, to the knowledge of the Company, is the beneficial owner of more than 5% of the outstanding common stock of FRMO Corp, (ii) each executive officer and director of the Company and (iii) all executive officers and directors of the Company as a group.

		Number of Shares		Percent of Class
Name and Address of Beneficial Owner	Position	FRMO	Fromex	FRMO	Fromex

Murray Stahl (a)	Chairman, CEO Director	6,635,920	132,718	18.4%	0.9%
Steven Bregman (a)	President, Treasurer, CFO, Director	6,635,920	132,718	18.4%	0.9%
Peter Doyle (a)	Vice President Secretary, Director	3,609,168	72,183	10.0%	0.5%
Lawrence J. Goldstein (b)	Director	2,587,269	51,745	7.2%	0.4%
Lester J. Tanner (c)	Director	2,152,254	43,045	6.0%	0.3%
Allan Kornfeld (d)	Director	10,000	200	-	-
Jay Hirschson (d)	Director	110	-	-	-
John Meditz (a)	-	6,635,920	132,718	18.4%	0.9%
Thomas C. Ewing (a)	-	3,423,575	68,471	9.5%	0.5%
Stahl-Bregman Control Group and all other officers and directors as a group (11 persons) (a) -	-	33,632,907	672,658	93.1%	4.7%

Note: The Fromex shares and percentages shown above do not reflect FRMO’s ownership of 13,680,000 shares of Fromex and the individual’s indirect share thereof by reason of his ownership of FRMO shares.

(a) The Stahl-Bregman Control Group beneficially owns 28,883,274 shares of FRMO common stock, which consists of the 26,940,503 share shown above for Messrs. Stahl, Bregman, Doyle, Meditz and Ewing, plus 1,136,442 shares beneficially owned by Catherine Bradford and 476,855 shares owned by Katherine Ewing. Horizon Research Group, an affiliate of the Chairman and President of the Company, owns 329,474 shares of FRMO common stock which are included in the total of 28,883,274 shares. The address of all members of the Stahl-Bregman Control Group listed in the table is 470 Park Avenue South, New York, N. Y. 10016.

(b) The shares shown above for Lawrence J. Goldstein consists of 1,938,256 shares beneficially owned by him plus 649,013 shares beneficially owned by Santa Monica Partners, L. P. and Santa Monica Partners II, L. P., private funds of which Mr. Goldstein is the President and owner of their General Partner, SMP Asset Management, LLC. Mr. Goldstein’s address is 1865 Palmer Avenue, Larchmont, N. Y. 10538

(c) The shares shown above for Lester J. Tanner are beneficially owned by him and his wife, Dr. Anne-Renee Testa. Mr. Tanner’s address is 860 Fifth Avenue, New York, NY 10021.

(d) Allan Kornfeld’s address is 123 Wild Dunes Way, Jackson, N. J. 08527. Jay Hirschson's address is 15 Charles Street, New York, N. Y. 10014. In addition to the shares shown above Mr. Kornfeld has options to purchase a total of 12,000 shares of FRMO common stock and Mr. Hirschson has an option to purchase 3,000 shares of FRMO common stock. See Item 11 herein.

Item 5.  Directors and Executive Officers

The directors and executive officers of the Company until the next annual meeting of shareholders on July 19, 2007 are as follows:

Person	Position
Murray Stahl	Chairman of the Board and Chief Executive Officer
Steven Bregman	Director, President and Chief Financial Officer
Peter Doyle	Director, Vice President, Secretary
Lawrence Goldstein	Director
Jay Hirschson	Director
Alan Kornfeld	Director
Lester J. Tanner	Director

Messrs Stahl, Bregman and Doyle have served in the above positions since the inception of the Company on August 31, 2005. Messrs Goldstein, Hirschson, Kornfeld and Tanner were elected Directors on June 19, 2006. There is no family relationship between any of the directors.

The following information was provided by the directors:

Murray Stahl:
Age 52. Mr. Stahl has been Chairman of the Board and Chief Executive Officer of FRMO Corp. since 2001. He co-founded Horizon Research Group, a subsidiary of Horizon Asset Management, Inc., in 1995. Prior to 1995 Mr. Stahl was with Bankers Trust Company for 16 years as a portfolio manager and research analyst.

Steven Bregman:
Age 48. Mr. Bregman has been President, Treasurer and Chief Financial Officer of FRMO Corp. since 2001. He co-founded Horizon Research Group in 1995. Prior to 1995 Mr. Bregman was with Bankers Trust Company for 9 years, where he was an Investment Officer in the Bank’s Private Clients Group.

Peter Doyle:
Age 44. Mr. Doyle has been Vice President of FRMO Corp since 2001. He is a co-founder of Horizon Research Group and also Kinetics Asset Management, Inc. in 1996 where he is Chief Investment Strategist for the Kinetics family of mutual funds. Prior to 1996 Mr. Doyle was with Bankers Trust Company for 9 years, where he was an Investment Officer.

Lawrence Goldstein:
Age 70. Mr. Goldstein is the President and owner of SMP Asset Management, LLC which is General Partner of Santa Monica Partners, L. P. and Santa Monica Partners II, L. P., private investment funds, he founded beginning in 1982. Prior thereto he was First Vice President of Drexel Burnham Lambert and a General Partner (Security Analyst and Fund Manager) of its predecessor Burnham & Company for 23 years. He is a director of FRMO Corp.

Jay Hirschson:
Age 39. For more than the past five years Mr. Hirschson has operated JPH Consulting Group, which advises companies on corporate development and financial matters. Before that he was an executive or consultant to media and internet companies including Miramax Films, New Line Cinema and News Corporation. He is a graduate of Brown University and received an MBA degree from Columbia University. He is a director of FRMO Corp.

Allan Kornfeld:
Age 69. Mr. Kornfeld is currently an Independent Consultant on financial matters and a Director at M & A London, LLC of Montclair, New Jersey which provides corporate development services to mid-range public and private companies. He is a certified public accountant and attorney. He was accountant and audit partner of Ernst & Young from 1960-1975, a comptroller, Vice President and Senior Vice President of Ametek, Inc. (NYSE) from 1975-1986 and then Chief Financial Officer and Executive Vice President of Ametek from 1986-1994. He is a director of FRMO Corp.

Lester Tanner:
Age 83. Mr. Tanner was President of MFC Development Corp. from August 1, 2000 until November 29, 2005. Prior to August 1, 2000 he practiced law as a partner in his firm for more than 30 years with a concentration in corporate, and financial matters. Mr. Tanner has a J. D. degree from Harvard Law School and is currently a member of the law firm of Tanner McColgan, LLP. He is a director of FRMO Corp.

Committees

Since June 19, 2006, the Board of Directors has had a standing Executive Committee, Audit Committee and Compensation Committee.

The Executive Committee exercises the authority of the Board of Directors in the management of the business of the Company at such times as the full Board of Directors is unavailable. The Executive Committee currently consists of Messrs. Bregman (Chair), Stahl and Doyle.

The Audit Committee currently consists of Messrs. Kornfeld (Chair), Hirschson and Tanner. All members are “financially literate” and Mr. Kornfeld qualifies as an “audit committee financial expert” as defined by applicable regulations. The Audit Committee performs similar functions to a standing audit committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act.

The Compensation Committee reviews the compensation, benefits and stock options for the Company’s executive and key personnel and makes recommendations to the Board of Directors. The Compensation Committee consists of Messrs. Hirschson (Chair), Goldstein and Tanner.

Code of Ethics

The Company has adopted a written Code of Ethics that applies to all of its directors, officers and employees, which is filed as an Exhibit to this Form 10. Any shareholder may obtain a paper copy of that Code free of charge by writing to the Secretary at the address set forth on the cover page. Any amendment to the code of Ethics will be made available promptly after its date.

Item 6. Executive Compensation

The company has not paid any compensation to any executive officer in the fiscal year ended February 28, 2006 and does not expect to pay any compensation in the current fiscal year. However, the Company records non-cash compensation of executive officers in each reporting period, which amounts are recorded as contributions to capital since no portion thereof is paid in cash to any executive officer.

Item 7. Certain Relationships and Related Transactions

The executive officers of the Company are Murray Stahl, Steven Bregman and Peter Doyle. They met at Bankers Trust Company where they were portfolio managers and research analysts for 16 years, 9 years and 9 years respectively, before 1995. Together with others, including the other members of the Stahl-Bregman Group (see Item 4 herein), they commenced business as officers and stockholders of Horizon Asset Management, Inc. (“Horizon Management”) in 1995. The members of the Stahl-Bregman Group are substantially all the stockholders of Horizon Management.

Horizon Management is a New York corporation, registered as an investment adviser under the Advisers Act of 1940. Its team of analysts utilize a variety of long and short strategies for the funds in which it participates as a manager. Its research division, Horizon Research Group, is an independent research organization serving the investment community, primarily managers of mutual funds and hedge funds and other institutional investors.

Horizon Research Group provides in-depth analysis of information-poor, under-researched companies and securities to find complex or overlooked situations that can offer an advantage to the investor. Horizon’s research periodicals include, among others, The Contrarian Research Report, The Spin-Off Report and The Devil’s Advocate, a short sale report. These reports are addressed to investment managers but the concepts and process behind the reports also identify business opportunities in public and private companies for Horizon Management.

In 2001 the Stahl-Bregman Group acquired control of FRMO Corp. (“FRMO”), organized in Delaware, with about 2,500 beneficial owners of its common stock (trading symbol “FRMO”). It utilizes its management’s experience in the analysis and research of public companies as well as the identification of companies in the early stages of promising business strategies. FRMO’s common stock is currently traded in the “Pink Sheets.” Messrs. Stahl, Bregman and Doyle are the executive officers of FRMO, namely, Chairman, President and Vice President, respectively, and hold the same positions in the Company, Fromex Equity Corp. (“Fromex”), a subsidiary of FRMO. As indicated in Item 1 above, there are agreements between parent and subsidiary such as the Consulting Agreement and Revenue Interest Agreement and there will be transactions with Horizon Management, as described in Item 1.

Messrs. Stahl, Bregman and Doyle provide their personal services in research and investment management as the principal executive officers of both FRMO and Horizon Management, which through their staff, provide research and management to the funds having a total of $4.07 billion of assets under management at May 31, 2006, as shown in the table at page 4 above. This total does not include the assets under management of the Horizon Fund and the Croupier Fund which were modest at May 31, 2006 as a recently organized mutual fund and hedge fund, respectively.

Item 8. Legal Proceedings

None.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

The Company does not know of anyone making a market for its common stock. After this application has been reviewed by the SEC, the Company plans to send this Form 10 to its shareholders and to seek market makers, preliminary to its application to list the common stock for trading on the NASDAQ Bulletin Board.

The Company will obtain a CUSIP number for its common stock and contact NASDAQ to begin the procedure for listing the common stock on NASDAQ Bulletin Board. The Company believes its common stock will be so listed after the distribution date, but there is no assurance when or if this will occur.

The Company has never paid dividends on the common stock and there is no present intention to do so in the foreseeable future.

Item 10. Recent Sales of Unregistered Securities

None.

Item 11. Description of Registrant’s Securities to be Registered

The authorized capital stock of the Company consists of 20,000,000 shares of common stock, $.01 par value. The common stock is the security to be registered. There are issued and outstanding 14,400,000 shares of common stock of which about 720,000 shares are to be distributed to shareholders in connection with the distribution described in Item 1.

The Company’s common shareholders are entitled:

•	To receive dividends as are declared by its Board of Directors out of funds legally available; and

•	To full voting rights, each share being entitled to one vote.

The Company’s Board of Directors may issue additional authorized shares of Fromex common stock without shareholder approval. Fromex common shareholders do not have any cumulative rights or any preemptive rights to subscribe for additional securities.

In addition to the 14,400,000 shares of the Fromex’s common stock, which are issued and outstanding, a total of 1,420 shares of Fromex common stock are reserved for issuance to provide for the equitable adjustment required by FRMO’s outstanding stock options and convertible preferred stock, as follows:

(i)
1 share of Fromex common stock for each 50 shares of FRMO common stock issued upon conversion of Series R Preferred Stock of FRMO (a maximum of 1,000 shares of Fromex common stock on conversion of all outstanding preferred stock of FRMO).

(ii)
1 share of Fromex common stock for each 50 shares of FRMO common stock issued upon exercise of the following stock options (a maximum of 420 shares of Fromex common stock on exercise of all outstanding stock options) held by persons named in the table below:

Name	No. of FRMO Shares	Expiration Date	Option Price Per Share

Allan Kornfeld,	3,000	7/17/08	$0.40
Director	3,000	7/15/11	1.00
	6,000	6/19/13	4.00

Jay Hirschson,	3,000	6/19/13	4.00
Director

David Michael,	3,000	7/18/07	0.40
Former Director	3,000	7/17/08	0.40

* There are no Fromex stock options outstanding at June 26, 2006.

Item 12. Indemnification of Directors and Officers

Pursuant to Article VII of the Company’s By-Laws Fromex will indemnify its directors, officers, employees and agents to the extent allowed by Section 145 of the General Corporation Law of the State of Delaware (the “Indemnitee”). Section 145 authorizes Fromex to indemnify any person who is a party to an action by reason of the fact of being a director, officer, employee or agent of Fromex against expenses (including attorney’s fees) judgments, fines and amounts paid in settlement if said person acted in good faith and in a manner he reasonable believed to be in or not opposed to the best interests of Fromex. Accordingly Fromex shall, and is obligated to, indemnify and advance the expenses of the Indemnitee in every situation where Fromex has made the determination that the Indemnitee has acted in good faith and in a manner such Indemnitee reasonably believed to be in or not opposed to the best interests of the Company. The statute and Fromex’s indemnification also covers any criminal action or proceeding if the Indemnitee did not have reasonable cause to believe that such Indemnitee’s conduct was unlawful.

See the text of Article VII in the By-Laws filed as an Exhibit herein.

Item 13. Financial Statements and Supplementary Data

All financial statements required by Regulation S-X and the supplementary financial information required by Item 302 of Regulation S-K has been furnished by the Company’s independent accountants and is included in the financial statements listed in Item 15 and filed as part of this registration statement.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None

Item 15. Financial Statements and Exhibits

(a) Financial Statements

The response to this portion of Item 15 is submitted as a separate “Index to Financial Statements” on the following page (i) which precedes the Independent Auditor’s Report herein.

(b) Exhibits:

Exhibit Number	Description
3.01	Amended Certificate of Incorporation of the Company.
3.02	By-laws of the Company.
5.01	Opinion of Tanner McColgan, LLP.
10.01	Consulting Agreement
10.02	Assignment of Revenue Interest
14.01	Code of Ethics of the Company

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Form 10, General Form Registration of Securities to be signed on its behalf by the undersigned, thereunto duly authorized.

FROMEX EXQUITY CORP. (Registrant)

September 26, 2006	By:	/s/ Steven Bregman
Steven Bregman, President

Fromex Equity Corp.

Index to Financial Statements

Report of Independent Registered Public Accounting Firm	ii

Balance Sheets- as of February 28, 2006 and May 31, 2006 (unaudited)	F1

Statements of Income - Period August 31, 2005 (Inception) through February 28, 2006 and Three months ended May 31, 2006 (unaudited)	F2

Statements of Cash Flows - Period August 31, 2005 (Inception) through February 28, 2006 and Three months ended May 31, 2006 (unaudited)	F3

Statements of Stockholders’ Equity - Period August 31, 2005 (Inception) through February 28, 2006 and Three months ended May 31, 2006 (unaudited)	F4

Notes to Financial Statements	F5

The data required by financial statement schedules is either included in the financial statements or is not required.

i

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholder
Fromex Equity Corp.

We have audited the accompanying balance sheet of Fromex Equity Corp. as of February 28, 2006 and the related statements of income, stockholder’s equity and cash flows for the period August 31, 2005 (inception) through February 28, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fromex Equity Corp. at February 28, 2006 and the results of its operations and cash flows for the period August 31, 2005 (inception) through February 28, 2006 in conformity with accounting principles generally accepted in the United States of America.

/s/ HOLTZ RUBENSTEIN REMINICK LLP
New York, New York May 31, 2006

ii

Fromex Equity Corp.
Balance Sheets

		May 31,
	February 28,	2006
	2006	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$307,535	$907,703
Subscription receivable from parent	844,000	-
Accounts receivable from parent	117,013	162,073
Total current assets	1,268,548	1,069,776

Other assets:
Intangible assets, net of accumulated amortization of $5,833 and $12,083	244,167	237,917
Total other assets	244,167	237,917

Total Assets	$1,512,715	$1,307,693

Liabilites and Stockholder's Equity
Current liabilites:
Accounts payable and accrued expenses	$25,251	$30,000
Income taxes payable	23,000	29,800
Due to parent	306,219	-
Total current liabilities	354,470	59,800

Total Liabiliites	354,470	59,800

Stockholder's Equity:
Common Stock - $.01 par value:
Authorized - 20,000,000 shares Issued and outstanding - 14,400,000 shares	144,000	144,000
Capital in excess of par value	971,875	990,625
Retained earnings	42,370	113,268
Total stockholder's equity	1,158,245	1,247,893
Total liabilities and stockholder's equity	$1,512,715	$1,307,693

See accompanying notes to financial statements

F 1

Fromex Equity Corp.
Statements of Income

	Period August 31, 2005 (Inception) to February 28, 2006	Three Months Ended May 31, 2006 (unaudited)
Revenues
Consulting Fees	$117,013	$162,073
Total revenue	117,013	162,073

Costs and Expenses
Accounting	20,000	5,000
Shareholder reporting	2,000	3,000
Amortization	5,833	6,250
Non-cash compensation	21,875	18,750
Other expenses	3,251	251
	52,959	33,251
Income from operations	64,054	128,822
Interest Income	1,316	1,376
Income before provision for income taxes	65,370	130,198

Provision for income taxes	(23,000)	(59,300)
Net Income	$42,370	$70,898

Earnings per share-primary and fully diluted:
Shares of common stock outstanding	14,400,000	14,400,000
Net income per share	$0.003	$0.005

See accompanying notes to financial statements

F 2

Fromex Equity Corp.
Statements of Cash Flows

	Period
	August 31, 2005	Three Months
	(Inception) to	Ended May 31
	February 28,	2006
	2006	(unaudited)
Cash flows from operating activities
Net Income	$42,370	$70,898

Adjustments to reconcile net income to net cash provided by operating activities:
Amortization	5,833	6,250
Non-cash compensation	21,875	18,750
Changes in operating assets and liabilities
Account receivable	(117,013)	(45,060)
Accounts payable and accrued expenses	25,251	4,749
Income taxes payable	23,000	6,800
Net cash provided by operating activities	1,316	62,387

Cash flows from financing activities
Issuance of common stock	-	844,000
Advances from parent	306,219	-
Repayments to parent	-	(306,219)

Net cash provided by financing activities	306,219	537,781

Net increase in cash	307,535	600,168
Cash and cash equivalents at beginning of period	-	307,535

Cash and cash equivalents at end of period	$307,535	$907,703

Additonal cash flow information
Income taxes paid	$-	$52,500

Non-cash investing and financing activities:

During the period August 31, 2005 (Inception) to February 28, 2006, the Company acquired an intangible asset of $250,000 through a capital contribution from its shareholder.

During the three months ended May 31, 2006, the Company received cash proceeds of $844,000 from the Fiscal 2006 issuance of its common stock.

See accompanying notes to financial statements

F 3

Fromex Equity Corp.
Statements of Stockholder's Equity

					Total
			Additional		Share-
	Common Stock		Paid-In	Retained	Holder's
	Shares	Amount	Capital	Earnings	Equity
Balance August 31, 2005	-	$-	$-	$-	$-
Issuance of Stock	14,400,000	144,000	700,000	-	844,000
Net Income	-	-	-	42,370	42,370
Non-cash compensation	-	-	21,875	-	21,875
Contribution by parent	-	-	250,000	-	250,000
Balance February 28, 2006	14,400,000	144,000	971,875	42,370	1,158,245
Non-cash compensation (Unaudited)	-	-	18,750	-	18,750
Net income (Unaudited)	-	-	-	70,898	70,898
Balance May 31, 2006 (Unaudited)	14,400,000	$144,000	$990,625	$113,268	$1,247,893

See accompanying notes to financial statements.

F 4

Fromex Equity Corp.
Notes To Financial Statements

1. Organization of the Company

Fromex Equity Corp. (the “Company” or “Fromex”) was incorporated in the State of Delaware on August 31, 2005 as a wholly owned subsidiary of FRMO Corp. (“FRMO”). Fromex has a fiscal year ending on the last day of February, as does its parent company FRMO. As of February 28, 2006 Fromex had 14,400,000 shares of common stock, par value $.01 per share, issued and outstanding all of which are owned by FRMO, for which it paid $144,000 and contributed $700,000 to Fromex’s paid in capital.

Spin-off of Fromex

On August 31, 2005, FRMO filed a Form 8-K with the Securities and Exchange Commission disclosing the formation of Fromex and the intended distribution to FRMO shareholders of 5% of the Fromex shares. In subsequent Form 8-K information filings it was announced that the timing and precise form of the spin-off would be postponed until a better procedure was identified for resolving the problem created by the new accounting rule (EITF 03-16). That rule, which was effective from and after September 1, 2004, mandated a change in the accounting policy for reporting revenue from FRMO’s 8.4% interest in Kinetics Advisers, LLC (“Kinetics”) from the cost (cash) method to the equity (accrual) method, as reported in FRMO’s Form 8-K dated June 16, 2005. For a variety of reasons, including the Kinetics practice, as a private company, of using the cash-basis method of accounting and the difficulty of securing audited and accrual-basis financial statements suitable for a public reporting company, FRMO could not itself report accrual-basis financial statements.

On December 9, 2005 the Board of Directors of FRMO authorized the preparation of the Form 10 Registration Statement for the shares of common stock of Fromex pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”). The Board of Directors of FRMO has adopted resolutions to distribute, 15 business days after the date on which said Registration Statement becomes effective, to its shareholders as of the close of business on September 15, 2006 or such other date as may be determined based on said effective date (the “record date”), one share of Fromex common stock for each 50 shares of FRMO common stock then outstanding. FRMO has 36,137,774 shares of common stock presently outstanding which means that approximately 720,000 shares of Fromex common stock (taking into consideration the payment of cash for fractional shares) will be distributed, representing 5% of the 14,400,000 shares of Fromex issued and outstanding.

F 5

Fromex Equity Corp.
Notes To Financial Statements

2. Basis of Presentation

Effective December 1, 2005, Fromex entered into a contract with FRMO to perform consulting and management services to FRMO for which FRMO has agreed to pay Fromex ten (10%) percent of the cash receipts which FRMO receives from its customers during the term of the agreement (The “Consulting Agreement”). The term of the Consulting Agreement is from December 1, 2005 until February 28, 2007 and for each twelve (12) month period thereafter unless terminated or amended by an instrument in writing signed by both parties on or before January 15 preceding the end of a respective term.

Fromex’s services include the administrative aspect of FRMO’s business activities such as operations, bookkeeping, personnel responsibilities and periodic consulting with the FRMO’s chief financial officer, but do not include the research, business development activities or the services rendered by FRMO itself to its customers, which produce FRMO’s cash receipts. FRMO shall pay to Fromex as its compensation an amount equal to 10% of total cash receipts that FRMO receives from its customers during the term of the Consulting Agreement. Said compensation is based only on the money received by FRMO in each three (3) month period beginning December 1, 2005 and shall not include a percentage of any receivable or accrual until the amount is actually received by FRMO. The payment of such compensation shall be made on or before the close of the month following the end of said three month period.

The first accounting period is the three months which commenced December 1, 2005 and ended February 28, 2006, for which Fromex received $117,013 on March 24, 2006 based on the following cash receipts of FRMO in that quarterly period. In addition the FRMO cash receipts in the 1st Quarter of Fromex’s current fiscal year, namely from March 1, 2006 to May 31, 2006 were as set forth below and Fromex received the $162,073 for that quarter on June 23, 2006.

FRMO’s Cash Receipts From:	12/1/05 - 2/28/06	3/1/06 - 5/31/06
Kinetics Advisers’ Hedge Funds	$959,311	$842,637
Kinetics Paradigm Mutual Fund	174,332	308,544
Sub - Advisory Fees	0	317,935
Other Fees	36,491	151,617
Total	$1,170,134	$1,620,733
10% payable to Fromex	$117,013	$162,073

F 6

Fromex Equity Corp.
Notes To Financial Statements

FRMO’s cash receipts have been increasing in its last two fiscal years, which are set forth below to illustrate its growth, but past performance is no guaranty of future results:

FRMO’s Cash Receipts From:	3/1/04 - 2/28/05	3/1/05 - 2/28/06
Kinetics Advisers’ Hedge Funds	$274,728	$1,978,026
Kinetics Paradigm Mutual Fund	118,394	410,020
Sub-Advisory Fees	(9,335)	74,770
Other Fees	134,308	142,925

Total	$518,095	$2,605,741

Fromex did not receive 10% of the cash receipts in those two fiscal years except for the last quarter of Fiscal February 28, 2006 as shown above.

The business of FRMO, on which Fromex receives its 10% of cash receipts, is as an intellectual capital firm. FRMO’s research and business development activities focus on the analysis of public companies within a framework of identifying investment strategies and techniques that reduce risk. Its business includes the identification of assets, particularly in the early stages of the expression of their ultimate value, and the participation with them in ways that are calculated to increase the value of the interest of FRMO’s shareholders. Such assets include, but are not limited to, those whose value and earnings are based on intellectual capital.

FRMO’s fees derive from assets managed by other parties based on the research of the Horizon Research Group, composed of the same principals who are the officers of FRMO. The three programs significant to FRMO’s fees are:

(i) Kinetics Advisers’ Hedge Funds. FRMO has an 8.4% equity interest, which it acquired for common stock, in Kinetics Advisers’ LLC, which controls and provides investment advice to hedge funds which were small when FRMO acquired its interest but which have been expanding dramatically.

(ii) Kinetics Paradigm Mutual Fund. FRMO acquired for its common stock 100% of the research fees to which Horizon Research Group is entitled from the open-end mutual fund Kinetics Paradigm Fund (trading symbol WWNPX). That fund was small when the acquisition was made but it has grown significantly based on its performance. Kinetics Paradigm Fund was assigned a five-star rating by Morningstar, Inc. in May 2003, the first time it became eligible for rating, and has continued to receive that highest Morningstar rating since May 2003 to date.

F 7

Fromex Equity Corp.
Notes To Financial Statements

(iii) Sub-Advisory Fees. On June 1, 2004, FRMO acquired for common stock a one-third interest in the Sub-Advisory Fee Revenue that Horizon Asset Management, Inc. receives in its sub-advisory program for a large investment firm. Under this program, Horizon Asset Management, Inc. provides investment advisory services to certain clients of the investment firm, its fees being calculated on the basis of assets under management.

FRMO’s fees which are received under these three programs, and therefore Fromex’s 10% share of the cash receipts therefrom, are based on the assets under management. The approximate net asset levels for these three programs at specific dates are presented below.

	Asset Levels in Millions (000,000 omitted)
	December 31,	December 31,	May 31,
Program	2004	2005	2006
Kinetics Advisers’ Hedge Funds	$960	$ l,600	$2,125
Kinetics Paradigm Fund	125	525	965
Sub-Advisory Program	100	685	980
Total	$1,185	$2,810	$4,070

FRMO also receives other fees from two sources; from a consulting agreement with a hedge fund that pays FRMO about $35,000 per year for access to consultation with FRMO’s officers and from a small interest in the subscription revenues of an investment research publication. These two sources of cash receipts have been small and are not expected to grow or be significant in FRMO’s future revenue stream.

Business Activities of the Company.

While the foregoing 10% interest of Fromex in FRMO’s cash receipts constituted all of Fromex’s revenue from inception on August 31, 2005 to May 31, 2006, future revenues are expected to be derived from Fromex’s new business development activities, one of which has already been launched, and one which is in the planning stage.

(i) Horizon Global Advisers, LLC is a registered United States investment adviser organized in Delaware (“Horizon Advisers”) and acts as the investment manager for Horizon Global Advisers Fund, plc (“Horizon Fund”) which has been established as an open-ended variable capital investment company incorporated with limited liability in Ireland. The Horizon Fund is constituted as an umbrella fund insofar as its share capital will be divided into different series of shares with each series of shares representing a separate portfolio of assets, and comprising a separate sub-fund (a “Fund”) of the Horizon Fund. The first of said sub-funds, Horizon Opportunistic Value Fund, has been listed for trading on the Irish Stock Exchange. Horizon Advisers has commenced operations and managed over $70 million in assets as of May 31, 2006. It is anticipated that Horizon Advisers will receive management fees from Horizon Fund based on assets under management. FRMO owns 60% of Horizon Advisers and will receive 60% of the fees distributed by Horizon Advisers. FRMO transferred and assigned to Fromex for $250,000, a 66 2/3% revenue interest in those fees as and when received by FRMO in perpetuity. FRMO contributed the $250,000 to Fromex as additional paid-in-capital.

F 8

Fromex Equity Corp.
Notes To Financial Statements

(ii) Croupier Offshore Fund, Ltd. is the second new development in which Fromex is participating (the (“Croupier Fund”). This is a hedge fund recently incorporated under the Companies Law of the Caymen Islands. Horizon Asset Management, Inc. (“Horizon Management”) serves as the investment manager and is responsible for managing the portfolio of the Croupier Fund. The investment objective of this hedge fund is to achieve long-term capital appreciation.

Horizon Management is a New York corporation registered as an investment adviser with the SEC under the Advisers Act of 1940. Horizon Management has entered into a placement agreement with UOB Global Equity Sales, LLC. a New York limited liability company (“UOB Global Equity”) to provide marketing services, investor relations and support services related to the Croupier Fund. UOB Global Equity is a registered broker-dealer and a member of the United Overseas Bank Group.

As of May 31, 2006 the Croupier Fund had a very modest amount of assets under management. Fromex is negotiating with Horizon Management to acquire a revenue interest in the net fees it will receive from the Croupier Fund. There is no assurance, however, as to when or if this will be accomplished.

3. Significant Accounting Policies

Revenue Recognition

The company primarily generates revenue through its right to receive 10% of the cash-basis revenue receipts of FRMO. Subsequent to May 31, 2006, revenue will be received from its investment in the two thirds revenue interest in FRMO’s receipts from Horizon Advisers. The Company intends to acquire additional investments of this kind, such as the Croupier Fund.

Revenue relating to such sources is earned primarily on a quarter-by-quarter basis but will vary substantially from period to period depending on when FRMO receives the fees in which Fromex has an interest. The accrual method of accounting is used by the Company to record all income. The Company’s revenue is based upon FRMO’s revenue that FRMO receives in cash rather than the amount accrued in each quarter. The revenues accrued by Fromex at the end of each accounting period are received in the following month.

F 9

Fromex Equity Corp.
Notes To Financial Statements

3. Significant Accounting Policies (continued))

Receivables

Accounts receivable and subscriptions receivable are due from FRMO Corp. No allowance was necessary at February 28, 2006 and May 31, 2006.

Income Taxes

Income taxes follow the reported results of the Company’s operations. There were no material differences between the financial reporting and the tax reporting of the Company’s revenue, assets and liabilities. The income tax provisions and liability for income taxes are based on enacted tax laws and statutory tax rates applicable to the respective periods.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid, short-term investments with an original maturity of three months or less to be cash equivalents.

Intangible Assets

Intangible assets at February 28, 2006 consist of the $250,000 purchase price of the 66 2/3% revenue interest in FRMO’s receipts from Horizon Global Advisers, LLC, which is being amortized beginning December 6, 2005 over its estimated life of ten years, using the straight line method.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash, money market mutual funds, and trade receivables. The Company maintains cash and cash equivalents with major financial institutions, and at times such amounts may exceed the FDIC limits.

F 10

Fromex Equity Corp.
Notes To Financial Statements

Advertising Costs

The Company’s policy is to expense the cost of advertising as incurred. There were no advertising expenses for the period ended February 28, 2006 or the quarter ended May 31, 2006.

3. Significant Accounting Policies (continued)

Fair Value of Financial Instruments

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of Statement of Financial Accounting Standards No. 107. “Disclosures about Fair Value of Financial Instruments”. The estimated fair values of financial instruments will be determined by the Company using available market information and appropriate valuation methodologies. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates when presented herein are not necessarily indicative of the amounts that the Company could realize in a sale. There were no financial instruments at the balance sheet dates.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Comprehensive Income

Other comprehensive income refers to revenues, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income but are excluded from net income, as these amounts are recorded directly as an adjustment to stockholders’ equity. Comprehensive income was equivalent to net income for the period ended February 28, 2006 and the quarter ended May 31, 2006.

F 11

Fromex Equity Corp.
Notes To Financial Statements

Effect of New Accounting Pronouncements

In December 2004, the FASB issued Statement No. 123(R), “Stock-Based Payment” (“FAS 123(R)”). FAS 123(R) supercedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and amends FAS No. 95, “Statement of Cash Flows.” Generally, the approach in FAS 123(R) is similar to the approach described in FAS 123. FAS 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods

 3. Significant Accounting Policies (Continued)

or services. This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. FAS 123(R) requires that the fair value of such equity instruments be recognized as an expense in the historical financial statements as services are performed. Prior to FAS 123(R), only certain pro forma disclosures of fair value were required. The provisions of this statement are effective for fiscal years beginning March 1, 2006 for the Company. The adoption of FAS 123(R) will have an impact on the Company’s financial position and results of operations if the Company establishes a stock-based compensation plan.

In December 2004, the FASB issued Statement No. 153, “Exchange of Non-monetary Assets”, (“FAS 153”). FAS 153 provides a general exception from fair value measurement for exchanges of non-monetary assets that do not have commercial substance. The statement is effective for non-monetary asset exchanges occurring in fiscal periods beginning after March 1, 2006 for the Company. The adoption of FAS 153 is not expected to have a material impact on the Company’s financial position or results of operations.

In May 2005, the FASB issued statement No. 154, “Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement no. 3” (“FAS 154”). This Statement requires retrospective application to prior period financial statements of a voluntary change in accounting principle unless it is impracticable and is effective for fiscal years beginning after March 1, 2006 for the Company. The adoption of FAS 154 is not expected to have a material impact on the Company’s financial position or results of operations.

4. Commitments And Contingencies

As of February 28, 2006 and May 31, 2006, the Company did not enter into any material commitments and management believes that there were no contingencies.

F 12

Fromex Equity Corp.
Notes To Financial Statements

5. Receivables From Shareholders For Issuance Of Common Stock

The 14,400,000 shares of common stock of Fromex owned by FRMO Corp. as of February 28, 2006 and May 31, 2006 were paid for as indicated in Note 1 above.

6. Net Income Per Common Share And Per Common Share Equivalent

Basis earnings per common share for the year ended February 28, 2006 and the quarter ended May 31, 2006 are calculated by dividing net income by the weighted average common shares outstanding during the period which were 14,400,000 shares. There were no dilutive potential common shares outstanding.

7. Income Taxes

The provision for income taxes consists of the following:

	Period August 31,
	2005 (Inception)	Three
	to	Months Ended
	February 28,	May 31
	2006	2006
Federal	$15,300	$46,200
State	7,700	13,100
Total provision	$23,000	$59,300

There is no material difference between the statutory federal and state income tax rates and the rates used in computing the provision for income taxes. See Note 3.

F 13